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KPMG Peat Marwick
Certified Public Accountants
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204-2452



The Board of Directors and Shareholders
FORUM GROUP, INC.:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick

Indianapolis, Indiana
February 14, 1994